Exhibit 23.6

I.C. Christensens Allé 1, DK-6950 RingkØbing • DENMARK Phone: +45 97 32 52 99 or +45 97 32 52 96 Telefax: +45 97 32 55 93 • ApS reg.nr . 181.836 E-mail: btm@btm.dk, pk@btm.dk • website: www.btm.dk

September 30th, 2010

To:	Mr. Chuanwei Zhang

China Ming Yang Wind Power Group Limited Jianye Road, Mingyang Industry Park National Hi-Tech Industrial Development Zone Zhongshan, Guangdong Province 528437 People’s Republic of China

Dear Mr. Zhang,

We hereby consent to the references to our name, BTM Consult ApS, or BTM, and the quotations by China Ming Yang Wind Power Group Limited in its Registration Statement (as may be amended or supplemented) on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), including the inside cover artwork, of research data and information prepared by us, including the Detailed Introduction of Chinese Wind Power Sector and Wind Turbine Manufacturer and the BTM International Wind Energy Development —World Market Update, and in roadshow and other promotional materials in connection with the proposed offering. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

BTM Consult ApS

/s/ Birger T. Madsen
Name: Birger T. Madsen
Title: Director/Partner